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                                                                  EXHIBIT 21.1

                        Subsidiaries of the Registrant


                                             State or Jurisdiction
Name of Subsidiary                           of Incorporation
--------------------------------------       -------------------------

504087 N.B. Inc.                             Province of New Brunswick

Comvestrix Acquisition Corp.                 Delaware

Computer Output Acquisition Corp.            Connecticut

Direct Mail Services Acquisition Corp.       New Jersey

Electronic Imaging Acquisition Corp.         Delaware

First Class Presort Acquisition Corp.        New Jersey

Image Printing Acquisition Corp.             Wisconsin

Mystic Graphic Systems Acquisition Corp.     Massachusetts

Quality Control Printing Acquisition Corp.   New Jersey


Note: All of the above subsidiaries do business under their respective corporate names.